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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              WELLS FARGO & COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                                  41-0449260
     (State of incorporation)          (IRS employer identification number)

              420 MONTGOMERY STREET
            SAN FRANCISCO, CALIFORNIA                              94163
     (Address of principal executive offices)                    (Zip code)

        Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered
          -------------------                ------------------------------

     Preferred Share Purchase Rights            New York Stock Exchange
                                                 Chicago Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Wells Fargo & Company, a Delaware corporation formerly known as Norwest Corporation (the "Company"), and Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"), following authorization by the Company's board of directors to terminate the Company's rights plan, entered into an Amendment to Rights Agreement, dated as of August 12, 2002 (the "Amendment"), amending clause (i) of Section 7(a) of the Agreement, dated as of October 21, 1998, between the Company and the Rights Agent (the "Rights Agreement") to cause the preferred share purchase rights issued pursuant to the Rights Agreement to expire as of the close of business on August 12, 2002. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as
Exhibit 2, and to the Rights Agreement, attached hereto as Exhibit 1.


ITEM 2. EXHIBITS.

     1. Rights Agreement, dated as of October 21, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A dated October 21, 1998.

     2. Amendment to Rights Agreement, dated as of August 12, 2002, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed herewith.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        WELLS FARGO & COMPANY

Date August 15, 2002                    By /s/ Richard M. Kovacevich
     ---------------                       -------------------------
                                           Richard M. Kovacevich
                                           Chairman, President and Chief
                                           Executive Officer